# WEALTH MINERALS LTD.
# QUARTERLY AND YEAR END REPORT
# BC FORM 51-901F

## SCHEDULE C- MANAGEMENT DISCUSSION AND ANALYSIS
## FEBRUARY 29, 2004

This Management Discussion & Analysis summarizes the activities of the Company to date, and provides financial information for the three-month period ended February 29, 2004. The following discussion and analysis should be read in conjunction with the annual audited consolidated financial statements and notes thereto for the year ended November 30, 2003, as well as the accompanying unaudited consolidated financial statements for the three-month period ended February 29, 2004.

***Description of Business:***

Triband Enterprise Corp. is a corporation engaged in the acquisition and exploration of mineral properties in the United States. The recoverability of amounts shown for mineral properties is dependent upon the discovery of economically recoverable reserves, maintaining the mining licenses in good standing with government agencies, the stability of the socio-political environment in the jurisdictions which the Company operates, the ability of the Company to obtain necessary financing to complete the development, the future profitable production or proceeds from the disposition of mining properties, and the Company's ability to satisfy its commitment obligations.

The Company's policy is to expense all net costs related to the acquisition and exploration of its mineral properties. The Company evaluates each property on the completion of each exploration program conducted on the property and determines whether or not it will continue to hold, further explore the property, sell or abandon the property.

On December 8, 2003, the Company's shareholders, at the Extraordinary and Special Meeting of Shareholders, voted in favour of a name change to "Wealth Minerals Ltd." and approved a share consolidation on the basis of four old shares for one new share. The consolidation and name change were effective January 14, 2004.

***Discussion of Operations and Financial Conditions:***

Mineral Properties

The Company has resumed its exploration activities and fulfilled its work commitments in the Whisky Canyon project in Nevada. The Lewis property consists of the 100% owned BET claims covering 450 acres and the Betty O'Neal group, currently under option, covering 330 acres. These acreages are all within the Whisky Canyon area. The Company has obtained maps, geological surveys and historical assay information about the properties. As a result, the Company is assessing joint venture opportunities.

During 2002, the Company paid US$7,500 against a property payment of US$15,000 due on July 9, 2002 in respect of the Betty O'Neal claims. The Company reached an agreement with the property owner of the Betty O'Neal claims to defer the balance of the property payment due being US$7,500 until February 8, 2003, and it was paid at that time. In June 2003, the Company amended its lease agreement for the current year whereby US$9,000 was paid at that time, to be followed by US$9,000 due (and paid) January 1, 2004. The aforementioned payment, along with claim fees of US$2,819 comprise all of the current period's exploration costs of CDN $15,382.

Analysis of operating results

The net loss for the period ended February 29, 2004 was $95,483 or $0.04 per share in comparison with a loss of $68,407 or $0.04 per share for the prior year's comparative period. The largest components were consulting fees of $19,800 (2003- $26,100), professional fees of $18,766 (2003 - $5,746) and exploration costs of $15,382 (2003 - $11,250). These items comprise 72% (2003 – 62%) of the total loss for the year, not including a charge of $20,160 in the current period for stock-based compensation. This amount is based on the Black Scholes Option Pricing Model (refer to Notes2 and 5 of the accompanying consolidated financial statements). Consulting fees include $15,000 (2003 - $15,000) paid to the president of the Company. During the period, the president committed 100% of his time to the affairs of the Company. He is responsible for day to day management of all activities in the Company, including overall corporate development, managing property exploration, investigation of new mineral properties, and financings. Professional fees include legal, regulatory, accounting and audit work. No professional fees were charged by any related parties. The Company does not have any agreement in place in respect of investor relations. The Shareholder's communications of $2,576 (2003 - $3,270) are meeting costs incurred by the President in the due course of business. Exploration costs for the current year are comprised of required property option payments and claim fees (refer to part 1 of Schedule B – Supplementary information.

***Subsequent Events:***

Refer to Note 7 to the consolidated financial statements.

***Financings, Principle Purposes and Milestones:***

During the period, the Company issued a total of 934,583 common shares, 850,000 issued for cash consideration totaling $204,000 and 84,583 shares issued in settlement of debts payable, as disclosed on Schedule B - Supplementary information and Note 6 of the consolidated financial statements. The private placements raised proceeds of $204,000 for property payments, development, joint ventures and general working capital. The Company did raise enough funds during the period to initiate an exploration program on its properties, as well as the next payment due for the Betty O'Neal claims of US$25,000 due July 9, 2004. Any future phased exploration programs will require additional financings.

***Liquidity and Solvency:***

As at February 29, 2004, the Company had working capital of $188,320 and cash on hand of $202,492. These funds are only sufficient to continue operations in the near term. Management has also improved its balance sheet by completing a share consolidation on January 14, 2004, on the basis of one new share for four old shares. Also, in March 2004 the Company completed a private placement of 2,500,000 units at $0.27 per unit, for gross proceeds of $675,000. This funding will allow the Company to proceed with a recommended exploration program, and attract joint venture opportunities.

**WEALTH MINERALS LTD.**
**(Formerly Triband Enterprise Corp.)**
**(An Exploration Stage Company)**

**CONSOLIDATED FINANCIAL STATEMENTS**
**(Expressed in Canadian Dollars)**
**(unaudited)**

**FEBRUARY 29, 2004**

**WEALTH MINERALS LTD.**
**(Formerly Triband Enterprise Corp.)**
(An Exploration Stage Company)
**CONSOLIDATED BALANCE SHEETS**
(Expressed in Canadian Dollars)
(unaudited – Prepared by Management)

| | February 29 2004 | February 28 2003 | November 30 2003 (audited) |
|---|---|---|---|
| **ASSETS** | | | |
| **Current** | | | |
| Cash and cash equivalents | $ 202,492 | $ 146,374 | $ 64,899 |
| Receivables | 6,186 | 9,557 | 2,993 |
| Due from related party | - | 10,700 | 5,350 |
| Prepaid expenses | 7,516 | 10,525 | 6,075 |
| | 216,194 | 177,156 | 79,317 |
| **Property, plant and equipment** | 9,600 | 12,400 | 13,144 |
| **Investments** | 27,565 | 27,565 | 27,565 |
| | $ 253,359 | $ 217,121 | $ 117,052 |
| **LIABILITIES AND SHAREHOLDERS' EQUITY** | | | |
| **Current** | | | |
| Accounts payable and accrued liabilities | $ 25,280 | $ 16,727 | $ 37,950 |
| Due to affiliated company | 2,594 | 2,594 | 2,594 |
| | 27,874 | 19,321 | 40,544 |
| **Shareholders' equity** | | | |
| Capital stock | 5,219,816 | 4,922,016 | 4,995,516 |
| Contributed surplus | 20,160 | - | - |
| Deficit accumulated during the exploration stage | (5,014,491) | (4,724,216) | (4,919,008) |
| | 225,485 | 197,800 | 76,508 |
| | $ 253,359 | $ 217,121 | $ 117,052 |

**On behalf of the Board:**

"Gary Freeman" Director    "Jerry Pogue" Director

The accompanying notes are an integral part of these consolidated financial statements.

**WEALTH MINERALS LTD.**
**(Formerly Triband Enterprise Corp.)**
(An Exploration Stage Company)
**CONSOLIDATED STATEMENTS OF OPERATIONS AND CUMULATIVE LOSS**
(Expressed in Canadian Dollars)
(unaudited – Prepared by Management)

| | Cumulative Amounts From October 7, 1994 to February 29, 2004 | Three Months Ended February 29, 2004 | Three Months Ended February 28, 2003 |
|---|---|---|---|
| **OPERATING EXPENSES** | | | |
| Amortization | $ 22,870 | $ 569 | $ 743 |
| Consulting fees | 507,296 | 19,800 | 26,100 |
| Exploration costs | 1,669,525 | 15,382 | 11,250 |
| Listing and transfer agent fees | 172,711 | 7,389 | 7,469 |
| Office | 278,516 | 7,470 | 5,373 |
| Professional fees | 228,358 | 18,766 | 5,746 |
| Property investigation | 186,563 | - | - |
| Rent | 98,283 | 1,998 | - |
| Salaries and benefits | 80,308 | - | - |
| Shareholders' communications | 392,050 | 2,576 | 3,270 |
| Stock-based compensation | 20,160 | 20,160 | - |
| Travel | 115,653 | 1,429 | 8,917 |
| | (3,772,293) | (95,539) | (68,868) |
| **Interest income** | 197,753 | 96 | 402 |
| **Investment income** | 27,565 | - | - |
| **Gain on sale of marketable securities** | 100,703 | - | - |
| **Gain (loss) on foreign exchange** | 159,618 | (40) | 59 |
| **Loss on disposal of property, plant and equipment** | (7,189) | - | - |
| **Impairment of mineral properties** | (1,100,722) | - | - |
| **Write-down of marketable securities** | (374,526) | - | - |
| **Write-down of investments** | (245,400) | - | - |
| **Net loss for the period** | $ (5,014,491) | $ (95,483) | $ (68,407) |
| **Basic and diluted loss per share** | | $ (0.04) | $ (0.04) |
| **Basic and diluted weighted average common shares outstanding** | | 2,224,193 | 1,831,851 |

The accompanying notes are an integral part of these consolidated financial statements.

**WEALTH MINERALS LTD.**
**(Formerly Triband Enterprise Corp.)**
(An Exploration Stage Company)
**CONSOLIDATED STATEMENTS OF CASH FLOWS**
(Expressed in Canadian Dollars)
(unaudited – Prepared by Management)

| | Cumulative Amounts From October 7, 1994 to February 29, 2004 | Three Months Ended February 29, 2004 | Three Months Ended February 28, 2003 |
|---|---|---|---|
| **CASH FLOWS FROM OPERATING ACTIVITIES** | | | |
| Net loss for the period | $ (5,014,491) | $ (95,483) | $ (68,407) |
| Items not affecting cash: | | | |
| Amortization | 22,870 | 569 | 743 |
| Investment income | (27,565) | - | - |
| Gain on sale of marketable securities | (100,703) | - | - |
| Loss on disposal of property, plant and equipment | 7,189 | - | - |
| Impairment of mineral properties | 1,100,722 | - | - |
| Stock-based compensation | 20,160 | 20,160 | - |
| Write-down of marketable securities | 374,526 | - | - |
| Write-down of investments | 245,400 | - | - |
| Changes in non-cash working capital Items: | | | |
| (Increase) decrease in receivables | (6,186) | (3,193) | (2,388) |
| (Increase) decrease in prepaid expenses | (7,516) | (1,441) | 489 |
| Increase in accounts payable and accrued liabilities | 115,113 | (12,669) | (1,566) |
| Advances from (to) affiliated company | 2,594 | 5,350 | (10,700) |
| Net cash used in operating activities | (3,267,887) | (86,707) | (81,828) |
| **CASH FLOWS FROM INVESTING ACTIVITIES** | | | |
| Proceeds on sale of marketable securities | 488,027 | - | - |
| Property, plant and equipment acquired | (45,843) | - | - |
| Proceeds on disposal of property, plant and equipment | 6,183 | - | - |
| Acquisition of mineral properties | (500,722) | - | - |
| Acquisition of marketable securities | (761,850) | - | - |
| Increase in investments | (245,400) | - | - |
| Net cash (used in) provided by investing activities | $ (1,059,605) | $ - | $ - |

- Continued –

The accompanying notes are an integral part of these consolidated financial statements.

**WEALTH MINERALS LTD.**
**(Formerly Triband Enterprise Corp.)**
(An Exploration Stage Company)
**CONSOLIDATED STATEMENTS OF CASH FLOWS** (Cont'd...)
(Expressed in Canadian Dollars)
(unaudited – Prepared by Management)

| | Cumulative Amounts From October 7, 1994 to February 29, 2004 | Three Months Ended February 29, 2004 | Three Months Ended February 28, 2003 |
|---|---|---|---|
| *Continued...* | | | |
| **CASH FLOWS FROM FINANCING ACTIVITIES** | | | |
| Issuance of capital stock, net of issuance costs | $4,529,984 | $ 224,300 | $ 102,000 |
| Net cash provided by financing activities | 4,529,984 | 224,300 | 102,000 |
| **Net change in cash and cash equivalents during the period** | 202,492 | 137,593 | 20,172 |
| **Cash and cash equivalents, beginning of period** | - | 64,899 | 126,202 |
| **Cash and cash equivalents, end of period** | $ 146,374 | $ 202,492 | $ 146,374 |

**Supplemental disclosures with respect to the consolidated statements of cash flows:**

| | Cumulative Amounts From October 7, 1994 to February 29, 2004 | Three Months Ended February 29, 2004 | Three Months Ended February 28, 2003 |
|---|---|---|---|
| **Cash paid during the period for:** | | | |
| Interest | $ - | $ - | $ - |
| Income taxes | $ - | $ - | $ - |

Since inception of the exploration stage, the Company has issued a total of 315,827 common shares (adjusted for roll-back of 4:1 on January 14, 2004) for non-cash consideration as follows:

| Year | Number of Shares | Amount | Consideration |
|---|---|---|---|
| 2002 | 23,750 | $ 15,350 | Finder's fees |
| 2002 | 139,402 | 66,457 | Shares for debt owing |
| 1999 | 2,675 | 8,025 | Finder's fees |
| 1996 | 150,000 | 600,000 | Acquisition of mineral property |

The accompanying notes are an integral part of these consolidated financial statements.

**WEALTH MINERALS LTD.**
**(Formerly Triband Enterprise Corp.)**
(An Exploration Stage Company)
**CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND DEFICIT**
(Expressed in Canadian Dollars)

| | Number of Shares | Price | Value of Common Shares Issued and Fully Paid | Common Shares Committed to be Issued | Deficit Accumulated During the Exploration Stage | Total |
|---|---|---|---|---|---|---|
| **Balance at November 30, 2002** | 7,085,736 | | $4,820,016 | $ - | $(4,655,809) | $ 164,207 |
| Issuance of shares for cash: | | | | | | |
| Private placement | 250,000 | 0.12 | 30,000 | | | |
| Exercise of options | 225,000 | 0.17 | 38,250 | | | |
| Exercise of options | 25,000 | 0.24 | 6,000 | | | |
| Exercise of warrants | 112,500 | 0.30 | 15,000 | | | |
| Private placement | 900,000 | 0.075 | 67,500 | | | |
| Net loss for the year | - | | - | - | (263,199) | (263,199) |
| **Balance at November 30, 2003** | 8,598,236 | | $4,995,516 | $ - | $ (4,919,008) | $ 76,508 |
| **Rollback ratio 4:1** | (6,448,677) | | | | | |
| **Balance January 14, 2004** | 2,149,559 | | | | | |
| Shares for debt | 84,583 | 0.24 | 20,300 | | | |
| Private placement | 850,000 | 0.24 | 204,000 | | | |
| **Balance at February 29, 2004** | 3,084,142 | | $ 5,219,816 | $ - | $ (5,014,491) | $ 205,325 |

The accompanying notes are an integral part of these consolidated financial statements.

## 1. NATURE AND CONTINUANCE OF OPERATIONS

The Company's principal business activity is the exploration and development of mineral properties.

The Company is in the process of exploring and developing its mineral properties and has not yet determined whether these properties contain ore reserves that are economically recoverable.

The Company's consolidated financial statements are presented on a going concern basis, which assumes that the Company will continue to realize its assets and discharge its liabilities in the normal course of operations. However, the Company does not generate sufficient cash flow from operations to adequately fund its activities and has therefore relied principally upon the issuance of securities for financing. Future capital requirements will depend on many factors including the Company's ability to execute its business plan. The Company intends to continue relying upon the issuance of securities to finance its future activities but there can be no assurance that such financing will be available on a timely basis under terms acceptable to the Company. These consolidated financial statements do not give effect to adjustments that would be necessary to the carrying values and classifications of assets and liabilities should the company be unable to continue as a going concern.

## 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

### Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Triband Resource US Inc. (incorporated in Nevada, U.S.A.). All significant intercompany balances and transactions have been eliminated.

### Exploration and development costs

The Company has adopted the policy of expensing development and exploration costs as incurred. The Company will expense future exploration and development costs until such time as the existence of proven and probable reserves is determined, or sufficient objective evidence in the opinion of Management to support the recognition of an asset.

### Property evaluations

The Company reviews and evaluates the carrying amounts of its mineral properties when events or changes in circumstances indicate that the carrying amount may not be recoverable. If it is determined that the net recoverable amount is significantly less than the carrying value and the impairment in value is likely to be permanent, a reduction in the carrying amount of mineral properties with a corresponding charge to operation are recorded.

### Cost of maintaining mineral properties

The Company does not accrue the estimated future costs of maintaining its mineral properties in good standing.

### Acquisition costs

Acquisition costs are capitalized on properties where proven and provable reserves exist.

(Expressed in Canadian Dollars)

## 2. SIGNIFICANT ACCOUNTING POLICIES (cont'd...)

### Property, plant and equipment

Property, plant and equipment are recorded at cost and are being amortized over their estimated useful lives using the declining balance method at rates of 20% and 30% per annum.

### Investments

The Company's long-term investments are accounted for on the cost basis. The investments will be written-down to their estimated net realizable value when there is evidence of a decline in value below carried cost that is other than temporary.

### Basic and diluted loss per share

Basic loss per share is calculated by dividing the net loss by the weighted average number of common shares outstanding during the year. Diluted net loss per share is calculated by dividing the net loss by the sum of the weighted average number of common shares outstanding and the dilutive common equivalent shares outstanding during the year. Common equivalent shares consist of the shares issuable upon exercise of stock options and warrants calculated using the treasury stock method. Common equivalent shares are not included in the calculation of the weighted average number of shares outstanding for diluted net loss per common share when the effect would be anti-dilutive.

### Stock-based compensation

The Company has a stock option plan as described in Note 6. The Company uses the accounting recommendations of CICA Handbook Section 3870, "Stock-Based Compensation and Other Stock-Based Payments". Under these recommendations the Company was permitted to continue with its existing policy of recording no compensation cost on the granting of stock options to employees and directors that are not direct awards of stock or stock appreciation rights and in accordance with the policy provided certain pro-forma disclosure as required by the fair value method of accounting for stock options. The Company uses the Black-Scholes option pricing model to estimate the fair value of each stock option at the date of grant. The information is provided in Note 8. Any consideration received on the exercise of stock options is credited to share capital. The Company has adopted certain new provisions of CICA Handbook Section 3870, effective for its 2004 fiscal year. The adoption of the new standard results in expense recognition for options granted after November 30, 2003.

## 3. PROPERTY, PLANT AND EQUIPMENT

| | | | Net Book Value | | |
|---|---|---|---|---|---|
| | Cost | Accumulated Amortization | February 28, 2004 | February 28, 2003 | November 30, 2003 |
| Office furniture and equipment | $ 13,825 | $ 6,457 | $ 7,368 | $ 9,211 | $ 7,757 |
| Computer equipment | 10,050 | 7,818 | 2,232 | 3,189 | 2,413 |
| | $23,875 | $14,275 | $ 9,600 | $ 12,400 | $ 10,170 |

(Expressed in Canadian Dollars)

## 4. MINERAL PROPERTIES

### Future mineral property payments

The Company's wholly owned subsidiary holds title to twenty-three unpatented mining claims, referred to as the BET 1-23 Claims, located in Whisky Canyon, Lander County, Nevada, and also has an agreement to acquire the two Betty O'Neal claims in the same location. The two sets of claims border each other.

To earn a 100% interest in the BET 1 -23 claims, the Company is required to pay annual fees of US$8.50 per claim plus total maintenance fees of US$2,300 per year.

To earn a 100% interest in the Betty O'Neal claims, the Company is required to pay the following:

a) Minimum advanced royalty payments according to the following schedule:
   - US$20,000 by July 9, 2003 (amended June 18, 2003 to US$9,000 due on July 13, 2003 (paid) and US$9,000 due January 1, 2004 (paid).
   - US$25,000 by July 9, 2004.
   - US$50,000 by July 9, 2005 and each subsequent year.
   - Total purchase price for the property is US$2,000,000 due on July 9, 2015. The Company's advance royalty payment beginning on July 9, 2005 will be credited against the purchase price of the property. The purchase price is also subject to adjustment for one-half of the price of the property. The purchase price is also subject to adjustment for one-half of the rate of inflation according to the United States Department of Commerce Producers' Price Index.

b) Production royalty
   - If the Company places the property in production before the fifteenth year, the Company is required to pay 2.5% of NSR production royalty. The production royalty payment can also be applied to the purchase price.

c) Exploration and development work according to the following schedule:
   - Incur expenditures totaling US$20,000 by July 9, 2003 (incurred)
   - Incur expenditures totaling US$25,000 by July 9, 2004
   - Incur expenditures totaling US$50,000 by July 9, 2005 and during each of the following year during the lease term.
   - The maximum required total work commitment from the date of this lease shall be $250,000.

### Title to mineral properties

Title to mineral properties involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mineral properties. The Company has investigated title to all of its mineral properties and, to the best of its knowledge, title to all of its properties are in good standing

(Expressed in Canadian Dollars)

## 5. CAPITAL STOCK

| | Number of Shares | Amount |
|---|---|---|
| Authorized | | |
| Unlimited number of common shares without par value | | |
| Unlimited number of preferred shares, issuable in series | | |
| As at November 30, 2000 and 2001 | 2,777,293 | 4,230,059 |
| For cash – private placements | 2,200,000 | 330,500 |
| For cash – exercise of options | 75,000 | 12,750 |
| For cash – exercise of warrants | 1,380,834 | 180,250 |
| For finder's fees | 95,000 | - |
| For settlement of debts | 557,609 | 66,457 |
| As at November 30, 2002 | 7,085,736 | $4,820,016 |
| For cash – private placements | 1,150,000 | 97,500 |
| For cash – exercise of options | 250,000 | 44,250 |
| For cash – exercise of warrants | 175,000 | 33,750 |
| As at November 30, 2003 | 8,598,236 | $4,995,516 |
| Share consolidation January 14, 2004 (4:1) | (6,448,677) | |
| | 2,149,559 | |
| For cash – private placement | 850,000 | 204,000 |
| For settlement of debts | 84,583 | 20,300 |
| As at February 29, 2004 | 3,084,142 | $5,219,816 |

Effective January 14, 2004, the Company consolidated its shares on a basis of one new share for every four old shares. The effects of the consolidation have been applied on a retroactive basis with respect to the following information, except where noted:

**Warrants**

In November 2003, the Company completed a private placement consisting of 225,000 units at a price of $0.30 per unit, for total proceeds of $67,500. Each unit consisted of one common share and one share purchase warrant entitling the holder to purchase an additional common share at a price of $0.44 per share until December 3, 2004. No finder's fee was issued.

In February 2004, the Company completed a private placement consisting of 850,000 units at a price of $0.24 per unit, for total proceeds of $204,000. Each unit consisted of one common share and one-half share purchase warrant, where one full warrant entitles the holder to purchase an additional common share at a price of $0.35 per share until August 26, 2005. No finder's fee was issued.

(Expressed in Canadian Dollars)

**5. CAPITAL STOCK** (cont'd...)

The following warrants were outstanding at February 29, 2004:

| Number of Warrants | Exercise Price | Expiry Date |
|---|---|---|
| 175,416 | $1.20 | June 5, 2004 |
| 62,500 | $0.60 | December 3, 2004 |
| 225,000 | $0.42 | November 27, 2005 |
| 425,000 | $0.35 | August 26, 2005 |

The following warrants (pre-consolidated) were outstanding at November 30, 2003:

| Number of Warrants | Exercise Price | Expiry Date |
|---|---|---|
| 701,666 | $0.30 | June 5, 2004 |
| 250,000 | $0.15 | December 3, 2004 |
| 900,000 | $0.105 | November 27, 2005 |

**Stock Options**

The Company uses the Black Scholes Option Pricing Model to determine the fair value of incentive stock options at the grant date, as of the first quarter of the 2004 fiscal year. In determining the fair value of the incentive stock options granted January 29, 2004, the following assumptions were used:

| | |
|---|---|
| Risk free interest rate | 2.5% |
| Expected life | 2 years |
| Expected volatility | 136% |
| Expected dividends | - |

Stock-based compensation of $20,160 was calculated from using the Black Scholes Option Pricing Model. The amount is charged against income in the period granted, with the corresponding credit to Contributed Surplus.

(Expressed in Canadian Dollars)

**5. CAPITAL STOCK** (cont'd…)

The following incentive stock options were outstanding at February 29, 2004:

| Number of Shares | Exercise Price | Expiry Date |
|---|---|---|
| 35,000 | $0.25 | February 27, 2007 |
| 43,750 | $0.25 | February 24, 2008 |
| 120,000 | $0.25 | January 29, 2009 |

Stock options outstanding as at November 30, 2003 were repriced by the TSX Venture Exchange on February 24, 2004. All options outstanding were repriced to $0.25 per share.

The following incentive stock options were outstanding at November 30, 2003:

| Number of Shares | Exercise Price | Expiry Date |
|---|---|---|
| 51,250 | $0.68 | February 27, 2007 |
| 43,750 | $0.96 | January 24, 2007 |

**6. RELATED PARTY TRANSACTIONS**

These consolidated financial statements include transactions with related parties as follows:

a) The Company paid $15,000 (2003 - $15,000) in consulting fees to a company controlled by a director.

b) The Company received $5,350 (2003 - $ nil) as a repayment for an unsecured short term advance to a company controlled by a director.

Amounts due to affiliated companies are unsecured, non-interest bearing, with no fixed terms of repayment.

All transactions with related parties were recorded at market value.

**WEALTH MINERALS LTD.**
**(Formerly Triband Enterprise Corp.)**
(An Exploration Stage Company)

(Expressed in Canadian Dollars)

## 7. SUBSEQUENT EVENTS

On March 2004, the Company completed a private placement consisting of 2,500,000 units at a price of $0.27 per unit, for total proceeds of $1,350,000. Each unit consists of one common share and one-half share purchase warrant, where one full warrant entitles the holder to purchase an additional common share at a price of $0.35 per share for two years. No finder's fee was issued.

## 8. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada. Except as set out below, these financial statements also comply, in all material respects, with accounting principles generally accepted in the United States and the rules and regulations of the Securities and Exchange Commission.

### Stock Based Compensation

The United States Financial Accounting Standards Board has issued Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB25"). This statement uses the intrinsic value based method whereby compensation cost is recorded for the excess, if any, of the quoted market price over the exercise price, at the date the stock options are granted. As at February 29, 2004, no compensation cost would have been recorded for any period under this method. Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), issued in October 1995, requires the use of the fair value based method of accounting for stock options. Under this method, compensation cost is measured at the grant date based on the fair value of the options granted and is recognized over the exercise period.

SFAS 123 allows the Company to continue to measure the compensation cost of employees and directors in accordance with APB 25. Canadian generally accepted accounting principles do not require the reporting of any stock based compensation expense in the Company's financial statements up to February 29, 2004.

The Company uses the Black Scholes Option Pricing Model to determine the fair value of incentive stock options at the grant date. As at February 29, 2004, cumulative compensation expense totaling $370,271 has been incurred. Cumulative compensation expense does not include the value of options granted and subsequently forfeited. In determining the fair value of the incentive stock options, the following assumptions were used:

| | 2003 | 2002 | 2001 |
|---|---|---|---|
| Risk free interest rate | 1.50% | 1.72% | 4.27% |
| Expected life | 2years | 5 years | 5 years |
| Expected volatility | 102% | 102% | 68% |
| Expected dividends | - | - | - |

(Expressed in Canadian Dollars)

**8. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES** (cont'd…)

**Stock Based Compensation** (cont'd…)

The following is a summary of the status of stock options outstanding at February 29, 2004:

| | Outstanding Options | | | Exercisable Options | |
|---|---|---|---|---|---|
| Range of Exercise Prices | Number | Weighted Average Remaining Contractual Life (Years) | Weighted Average Exercise Price | Number | Weighted Average Exercise Price |
| $0.25 | 198,750 | 4.14 | $0.25 | 198,750 | $0.25 |

The following is a summary of the stock based compensation plan during 2004 and 2003:

| | Number of Shares | Weighted Average Exercise Price |
|---|---|---|
| Outstanding and exercisable at November 30, 2002 | 107,500 | 0.68 |
| Granted | 50,000 | 0.96 |
| Exercised | (56,250) | 0.68 |
| Exercised | (6,250) | 0..96 |
| Outstanding and exercisable at November 30, 2003 | 95,000 | 0.80 |
| Granted | 120,000 | 0.25 |
| Expired | (16,250) | 0.68 |
| Outstanding and exercisable at February 29, 2004 | 198,750 | 0.25 |

## 8. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd…)

**Income taxes**

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires a company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company's financial statements. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the tax rates in effect in the years when the temporary differences are expected to reverse.

**Mineral properties**

The Company's policy of expensing development and exploration costs except in the case where an outright property interest has been acquired has resulted in an accounting treatment for these costs which the Company considers to be, in substance, congruent with US GAAP.

**Trading securities and available-for-sale securities**

Under Canadian generally accepted accounting principles, marketable securities are recorded at the lower of cost or quoted market value. Long-term investments are recorded at cost and only written down when there is evidence of a decline in value below carried value that is other than temporary. Holding gains are never recognized.

Under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"), unrealized holding gains and losses for trading securities are included in statements of operations. Unrealized holding gains and losses for available-for-sale securities are excluded from statements of operations and reported as a net amount in a separate component of shareholders' equity until realized.

**Comprehensive Income**

SFAS No. 130, "Reporting Comprehensive Income", addresses standards for the reporting and display of comprehensive income and its components.

Comprehensive income includes net income and other comprehensive income. Other comprehensive income represents revenues, expenses, gains and losses that are excluded from net income under United States generally accepted accounting principles.

For the period since November 30, 2001, there have been no other items of comprehensive income.

(Expressed in Canadian Dollars)

**8. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES** (cont'd…)

**Recent accounting pronouncements**

In July, 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards 141 and 142 ("SFAS 141" and "SFAS 142"), "Business Combinations" and "Goodwill and Other Intangible Assets." SFAS 141 replaces APB 16 and eliminates pooling-of-interests accounting prospectively. It also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. SFAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Under SFAS 142, goodwill will be tested annually and whenever events or circumstances occur indicating that goodwill might be impaired, SFAS 141 and SFAS 142 are effective for all business combinations completed after June 30, 2001. Upon adoption of SFAS 142, amortization of goodwill recorded for business combinations consummated prior to July 1, 2001 ceased, and intangible assets acquired prior to July 1, 2001 that do not meet the criteria for recognition under SFAS 141 are reclassified to goodwill. Companies are required to adopt SFAS 142 for fiscal years beginning after December 15, 2001, but early adoption is permitted. The Company is required to adopt SFAS 141 and 142 on a prospective basis as of January 1, 2002. The Company has not recorded any goodwill and, therefore, the application of SFAS 141 and 142 does not have a material effect on its financial position or results of operations.

In July 2001, FASB issued Statement of Financial Accounting Standards 143, ("SFAS 143"), "Accounting for Asset Retirement Obligations." SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recorded in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized. This standard is effective for the Company's 2003 fiscal year, but earlier adoption was encouraged. Adoption of the standard has not had any impact on the financial statements of the Company.

In August 2001, FASB issued Statement of Financial Accounting Standards 144, ("SFAS 144") "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 replaces SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." FASB issued SFAS 144 to establish a single accounting model, based on the framework established in SFAS 121, as SFAS 121 did not address the accounting for a segment of a business accounted for as a discontinued operation under APB 30, "Reporting The Results of Operations – Reporting The Effects of Disposal of a Segment of a Business, and Extraordinary, Usual and Infrequently Occurring Events and Transactions." SFAS 144 also resolves significant implementation issues related to SFAS 121. Companies are required to adopt SFAS 144 for fiscal years beginning after December 15, 2001, but early adoption was permitted. The Company adopted SFAS 144 as of December 1, 2002. The Company has determined that the application of SFAS 144 does not have a material effect on its financial position or results of operations.

(Expressed in Canadian Dollars)

**8. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES** (cont'd…)

In April 2002, FASB issued Statement of Financial Accounting Standards 145, ("SFAS 145"), "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections." SFAS 145 updates, clarifies and simplifies existing accounting pronouncements. This statement rescinds SFAS 4, which required all gains and losses from retirements of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB No. 30 will now be used to classify those gains and losses. SFAS 64 amended SFAS 4 and is no longer necessary as SFAS 4 has been rescinded. SFAS 145 amends SFAS 13 to require certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-lease transactions. Adoption of the standard has not had any impact on the financial statements of the Company.

In June 2002, FASB issued Statement of Financial Accounting Standards 146, ("SFAS 146"), "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS 146 supersedes EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Adoption of the standard has not had any impact on the financial statements of the Company.

In November 2002, the Emerging Issues Task Force ("EITF") reached a consensus regarding EITF Issue 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. The consensus addresses not only when and how an arrangement involving multiple deliverables should be divided into separate units of accounting but also how the arrangement's consideration should be allocated among separate units. The pronouncement is effective for the Company commencing with its 2004 fiscal year and is not expected to have a material impact on its results of operations or financial position.

In November 2002, FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including a roll-forward of the entity's product warranty liabilities. The Company applies the recognition provisions of FIN 45 prospectively to guarantees issued after December 31, 2002. The disclosure provisions of FIN 45 are effective for financial statements for the first quarter of the Company's fiscal year 2003. Adoption of the standard has not had any impact on the financial statements of the Company.

In December 2002, FASB issued Statement of Financial Accounting Standards 148, ("SFAS 148"), "Accounting for Stock-Based Compensation, Transition and Disclosure." SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS 148 requires disclosure of the pro forma effect in interim financial statements. The transition and annual disclosure requirements of SFAS 148 are effective for the Company's 2003 fiscal year. The interim disclosure requirements are effective for the second quarter of the Company's 2003 fiscal year. The Company does not expect SFAS 148 to have a material effect on its results of operations or financial condition.

(Expressed in Canadian Dollars)

**8. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES** (cont'd…)

In January 2003, FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company does not expect FIN 46 to have a material effect on its results of operations or financial condition.

The impact of the above differences between Canadian and United States generally accepted accounting principles on statement of loss, as reported, is as follows:

| | Cumulative amount from October 7, 1994 to February 29, 2004 | Three months ended February 29, 2004 |
|---|---|---|
| Loss for the period as reported | $(5,014,491) | $(95,483) |
| Less: | | |
| Compensation expense - stock options | (350,111) | - |
| Loss for the period in accordance with United States generally accepted accounting principles | $(5,364,602) | $(95,483) |

The impact of the above differences between Canadian and United States generally accepted accounting principles on the statement of deficit, as reported, is as follows:

| | Three months ended February 29, 2004 | Year ended November 30, 2003 |
|---|---|---|
| Deficit, as reported | $ (5,014,491) | $ (4,919,008) |
| Cumulative compensation expense - stock options | (350,111) | (350,111) |
| Deficit in accordance with United States generally accepted accounting principles | $(5,364,602) | $ (5,269,119) |

(Expressed in Canadian Dollars)

**8. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES** (cont'd…)

| | Capital Stock Number of Shares | Capital Stock Amount | Common Shares Committed To be Issued | Deficit Accumulated During the Exploration Stage | Total |
|---|---|---|---|---|---|
| Shareholders' equity as reported November 30, 2003 | 8,598,236 | $4,995,516 | $ - | $(4,919,008) | $ 76,508 |
| Cumulative compensation expense - stock options | - | 350,111 | - | (350,111) | - |
| Shareholders' equity in accordance with United States generally accepted accounting principles at November 30, 2003 | 7,760,736 | $5,345,627 | $ - | $(5,269,119) | $76,508 |
| Shareholders' equity as reported February 29, 2004 | 3,084,142 | $5,219,816 | $ - | $(5,014,491) | $205,325 |
| Cumulative compensation expense - stock options | - | 350,111 | | (350,111) | - |
| Shareholders' equity in accordance with United States generally accepted accounting principles at February 29, 2004 | 7,760,736 | $5,569,927 | $ - | $(5,364,602) | $205,325 |

(Expressed in Canadian Dollars)

## 8. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd...)

**Loss per share**

SFAS No. 128 "Earnings Per Share" simplifies the computation of earnings per share by replacing the presentation of primary earnings per share with a presentation of basic earnings per share, as defined. The statement requires dual presentation of basic and diluted earnings per share by entities with complex capital structures. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share.

The following loss per share information results under United States general accepted accounting principles:

| | Three months ended February 29, 2004 | 2003 | Year ended November 30 2003 |
|---|---|---|---|
| Net loss for the year under United States GAAP | $ (95,483) | $ (68,407) | $ (270,999) |
| Weighted average number of shares outstanding under United States GAAP (adjusted for 2004 roll-back) | 2,224,193 | 1,831,851 | 1,908,609 |
| Basic loss per share | $ (0.04) | $ (0.04) | $ (0.14) |

Diluted EPS has not been disclosed as the effect of the exercise of the Company's outstanding options and warrants would be anti-dilutive.

Wealth Minerals Ltd.
QUARTERLY AND YEAREND REPORT
BC FORM 51-901F
Schedule B - Supplementary Information
29-Feb-04

(1) ***Analysis of Expenses and Deferred Costs:***

During the period ended February 29, 2004, the Company incurred exploration costs of $ 15,382 (2003: $11,250).

| | 2004 | 2003 |
|---|---|---|
| Claim fees | 3,663 | - |
| Insurance | 0 | - |
| Property option payments | 11,719 | 11,250 |
| Consulting | 0 | - |
| Other | 0 | - |
| | 15,382 | 11,250 |

All of these costs were related to the Company's Nevada, USA mineral claims.
Refer to Note 4 to the annual audited consolidated financial statements.

(2) ***Related party transactions:***

a) The Company paid $15,000 (2003 - $15,000) for consulting fees to a company controlled by a director.

b) Amounts due from a related party of $ nil (2003 - $ 10,700) was a short term expense advance to a company controlled by a director. During the period, $6,350 (2003 - $ nil) was repaid to the Company.

c) Shares for debt settlement (see 3a below) included related parties as follows:
Kathleen Martin - Corporate consultant, received 10,417 shares in settlement of debts of $2,500
Jerry Pogue - Director, received 8,333 shares in settlement of debts of $2,000
Gary Freeman - Director, received 20,000 shares in settlement of debts of $4,800

d) Private placement (see 3a below) included related parties as follows:
G.F. Consulting Corp. - purchased 100,000 units at $0.24
Gary Freeman - purchased 200,000 units at $0.24
Jerry Pogue - purchased 300,000 units at $0.24

(3a) ***Summary of securities issued during the period:***

| Date | Type | Type of Issue | Number | Price | Proceeds | Consideration | Issue Costs |
|---|---|---|---|---|---|---|---|
| 2/9/04 | Shares | Debt settlement | 84,583 | $0.240 | $ 20,300 | Debt reduction | Nil |
| 2/23/04 | Shares | Private placement | 850,000 | $0.240 | $204,000 | Cash | n/a |
| | | | 934,583 | | | | |

(3b) ***Summary of options granted during the period:***

| Date Granted | Number | Optionee | Price | Expiry Date |
|---|---|---|---|---|
| 1/29/04 | 35,000 | Gary Freeman | $0.25 | 1/29/09 |
| 1/29/04 | 25,000 | Jerry Pogue | $0.25 | 1/29/09 |
| 1/29/04 | 20,000 | Michael Bartlett | $0.25 | 1/29/09 |
| 1/29/04 | 20,000 | Gil Atzmon | $0.25 | 1/29/09 |
| 1/29/04 | 20,000 | St. Andrews Finance, Ltd. | $0.25 | 1/29/09 |
| | 120,000 | | | |

(4) ***Summary of securities as at the end of the period:***

***a) Authorized share capital:*** Unlimited number of Common Shares without par value
Unlimited number of Preferred Shares, issuable in series

***b) Issued share capital:*** 3,084,142 Common Shares ($5,219,818 recorded value)

***c) Options, warrants and convertible securities outstanding:***

| Security | Number | Price | Expiry Date | Recorded Value |
|---|---|---|---|---|
| Options | 35,000 | $0.250 | 2/27/07 | Nil |
| Options | 43,750 | $0.250 | 2/24/08 | Nil |
| Options | 120,000 | $0.250 | 1/29/09 | $20,160 |
| Warrants | 175,417 | $1.200 | 6/5/04 | Nil |
| Warrants | 62,500 | $0.600 | 12/3/04 | Nil |
| Warrants | 225,000 | $0.420 | 11/27/06 | Nil |
| Warrants | 425,000 | $0.350 | 8/26/05 | Nil |

Also refer to Note 5 to the accompanying unaudited consolidated financial statements.

***d) Shares subject to pooling or escrow agreements:*** Nil

(5) ***List of directors and officers at end of the period:***

Gary R. Freeman, Director and President
Jerry G. Pogue, Director
Michael L. Bartlett, Director
Gil Atzmon, Director, Secretary